Exhibit 4.4

MINERAL LEASE AND OPTION AGREEMENT

between

BULL MOUNTAIN RESOURCES, LLC

and

AUSTIN AMERICAN CORPORATION

dated

MAY 16, 2022

Stockade Mountain Property Situated in Malheur County, Oregon

This Mineral Lease and Option Agreement (the "Agreement")

is dated as of May 16, 2022 (the "Effective Date")

PARTIES:

BULL MOUNTAIN RESOURCES, LLC, An Arizona limited liability company with a mailing address at 3349 S. Stallion Dr., Kingman, AZ, USA, 86401 ("BMR" or "Lessor"); and AUSTIN AMERICAN CORPORATION, a Nevada corporation with a mailing address at 9th Floor, 1021 W Hastings Street, Vancouver, BC V6E 0C3 ("AAC" or "Lessee").

For and in consideration of the promises and payments herein, and on the terms herein, the parties agree as follows:

1.Rights Granted. Lessor, to the extent that Lessor may do so under applicable law and subject to permitting and reclamation obligations, grants, demises, leases, lets, transfers, and otherwise conveys to Lessee and its successors and assigns all of the following rights, powers, and privileges:
a.	Premises. The real property described and attached in Exhibit "A" (the "Premises") and all rights, permits, improvements, privileges, and appurtenances belonging or in any way appertaining to the Premises, including all ores, minerals, materials, exploration rights, mineral rights, and surface rights of the Lessor.
b.	Exploration and Mining Rights and Access. The free, exclusive, unrestricted, uninterrupted right of access, ingress and egress to the Premises, and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, mining, extracting, milling, stockpiling, storing, processing, removing and marketing therefrom all merchantable and non-merchantable ores, metals, minerals, mineral products and materials of every nature or sort recognized as being subject to the General Mining Law of the United States, the laws of the State of Oregon, the laws of the County of Malheur, Oregon hereinafter called "Mineral Substances", and the right to place, construct, maintain, use, and thereafter remove such structures, facilities, equipment, roadways, haulage-ways, drill-rigs, mills, crushers, beneficiation, processing, concentrating and treatment facilities, and other things or improvements as may be necessary, useful, or convenient for the full enjoyment of all of the rights granted under this Agreement. These rights are further granted and may also be utilized for the purpose or in the course of carrying on exploration or mining operations on any other properties in which Lessee may have or acquire any right and/or interest and may desire to reach or mine directly or indirectly through the Premises, or with respect to which Lessee may conduct operations including exploring, developing, milling or processing ores from other properties in which Lessee may have an interest.
c.	Cross Mining. The right to mine and remove any Mineral Substances existing on or under the Premises through or by means of shafts, openings, or pits that may be sunk or made upon adjoining and nearby property, and the right to stockpile any Mineral Substances from the Premises upon grounds situated upon any such properties. In addition, Lessee may use the Premises for any shafts, openings, pits, stockpiles of Mineral Substances obtained from the mining, removal, and/or stockpiling of any Mineral Substances from any adjoining or nearby property and for the construction of facilities for such use.
d.	Water Rights. Any and all of Lessor's water rights on, about, under, or which is appurtenant to the Premises.
e.	Deposit of Waste Materials. The right to temporarily or permanently deposit tailings slurry, waste rock, overburden, surface stripping, process solutions, and all other materials from the Premises or from other properties on or off the Premises, even if the sole use of the Premises may be for the placement of such materials.

f.	Treatment. The right in such manner as Lessee deems fit, to beneficiate, concentrate, process, and/or otherwise treat any Mineral Substances taken from the Premises or from other properties by any physical or chemical method. In exercising this right, Mineral Substances may be removed to a plant or plants established or maintained either upon the Premises or elsewhere.
2.Term. Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period of thirty-five (35) years from the Effective Date and for so long thereafter as Lessee continues to make payments to Lessor pursuant to Section 3 below. In no event, however, shall the term of this Agreement extend past fifty (50) years, unless active mining operations are then continuing on the Premises, in which case this Agreement shall continue so long as such operations are being conducted, excluding temporary shutdown periods of three years continuous or less. Lessee may continue the term of this Agreement notwithstanding any shutdown period in excess of three years by paying an annual advance royalty described in Section 3 below, from the expiration of such three-year period.
3.Payments to Lessor, Work Commitments, and Landholding Costs.
a.	Pre-Production Payments. Lessee shall make the following pre-production payments to Lessor on the schedule set out below. Each cash pre-production payment shall be credited against future production royalties as an advance royalty.
Effective Date 6 months after Effective Date 12 months after Effective Date 18 months after Effective Date 24 months after Effective Date 30 months after Effective Date and every 6 months thereafter	US$15,000 cash US$10,000 cash US$10,000 cash US$15,000 cash US$15,000 cash US$25,000 cash

i.	If this Agreement is terminated under Section 8, Lessee shall have no obligation to make any preproduction payment that becomes due after the date of termination.
ii.	Once payment of the production royalty calculated under this Section 3 commences, no further payments of pre-production payments will be made thereafter.
iii.

Pre-production payments paid to Lessor will apply to the entire Premises and are deductible against future production royalties to be paid to Lessor regardless of the year in which advance royalty payments are made; i.e., pre-production payments can be carried over and credited against subsequent years until the amount of the advance royalty has been fully deducted against production royalties by Lessee.

b.	Work Commitments. Lessee shall fulfill the following minimum work commitments on the Premises (or pay to Lessor the equal amount in cash at the end of the relevant time period):

By May 16, 2023US$ 30,000

By May 16, 2024Minimum 2,000 meters of drilling

Work completed that exceeds the minimum requirement for a given year may be applied to requirements Page 2 stipulated for subsequent years. Work commitments shall not be deducted against the production royalty.

The nature, place and conduct of work shall be at the sole discretion of the Lessee and may be performed on or off the Premises, so long as such work benefits the exploration, development or mining of the Premises. The amount of the expenditures shall be determined by the direct cost to the Lessee of work performed by Lessee or independent contractors, including the salaries, expenses and benefits burden of Lessee's employees performing work, and the reasonable cost of equipment rentals. Any amounts paid as claim maintenance fees for the unpatented mining claims for private property access agreements shall not be considered as applicable toward work requirements hereunder.

c.	Production and Minimum Royalty. For production from the Premises, Lessee shall pay to Lessor a production royalty of:
i.

Two Percent (2%) of the Net Smelter Returns for claims owned 100% by Lessor (including any wholly-owned claims staked by Lessor or Lessor's affiliates within the Area of Influence) on the terms and subject to the conditions set forth in the Net Smelter Returns Royalty attached as Exhibit "B" (the "NSR Royalty"); and

ii.

One-Quarter Percent (0.25%) of the Net Smelter Returns for third-party claims and/or fee lands acquired within the Area of Influence (see Section 3e) on the terms and subject to the conditions set forth in the NSR Royalty (see Exhibit "B").

Production royalties shall be paid quarterly and will be the greater of (A) US$25,000 per quarter or (B) the production royalty payable in accordance with the NSR Royalty. Any positive difference in such quarterly payment between (A) minus (B) payable for that quarter shall be credited against the production royalty.

d.

Production Royalty Buy-Down. Payments to Lessor totaling US$10,000,000 (Ten Million Dollars) in any combination of pre-production payments, production and minimum royalties shall reduce BMR's royalties by 50% from: Two Percent (2%) to One Percent (1%) on wholly-owned claims staked by Lessor or Lessor's affiliates within the Area of Influence (the "Bought-Down Royalty"). The One-Quarter Percent (0.25%) on third-party claims and/or fee lands acquired within the Area of Influence shall remain at One-Quarter Percent (0.25%).

e.

Area of Influence. The "Area of Influence" means any claims, patented or unpatented, and private and state land acquired within the exterior boundaries of the Premises. See Exhibit "C" for a reference map for the Area of Interest.

f.

Tailings. No production royalty shall be due and owing on any Mineral Substances contained in mill tailings, waste products, leached dumps or other waste products from processed ore unless re-processed and additional Net Smelter Returns is received by Lessee. Lessee shall comply with all applicable laws and regulations concerning the disposal of such tailings or residues. If Lessee reprocesses any mill tailings or any residues, including waste products and leach dumps, then the production royalty as provided herein shall be payable upon any Mineral Substances recovered.

g.

2022/2023 Assessment Year Landholding Costs. Lessee has a firm obligation to pay the September 1, 2022 (2022/2023 Assessment Year) BLM claim maintenance fees (estimated at US$43,065), and the Malheur County claim maintenance fees (amount to be determined) by August 15, 2022. Lessee shall pay these landholding costs whether or not it terminates this Agreement before such costs are due in accordance with Section 8.b.i of this Agreement.

h.

Method of Making Payments. All payments required to be made by Lessee shall be made by check or electronic transfer and delivered to the representative of Lessor shown in Section 11 or as identified in writing by the Lessor. Lessor shall not be obligated to recognize any change of address or change of payor until: (I) Lessor receives notice and evidence satisfactory to it from the transferor that its interest has been transferred and that payments should be made by the transferee; and (ii) Lessor receives proof that the transferee has complied with the terms of Section 13.

4.Option to Purchase.

a.There is no option to purchase BMR's Bought-Down Royalty of Section 3.d.

5.Information. Upon execution of this Agreement, Lessor shall furnish to Lessee copies of any exploration data, assays, logs, maps, including any mine plan maps, geological, geochemical and geophysical surveys and reports and records or data relating to production or development that Lessor has in its possession, in the possession of its consultants, or under its control relating to the Premises. Upon termination of this Agreement, copies of all such data generated on the Premises by Lessee or its consultants will be turned over to BMR.

6.Title

a.

Representations and Warranties. Lessor represents and warrants to Lessee, which covenants and warranties shall survive any expiration or termination of this Agreement, that: (i) Lessor is, subject to the paramount title of the United States, the owner of the entire undivided possessory or leasehold interest in the Premises (including Mineral Substances); (ii) that Lessor's interest is free and clear of all liens, claims, charges, security interests, encumbrances, royalties, overriding royalties, voting rights, proxies, claims of third parties and payments out of production (an "Encumbrance"); (iii) that Lessor has not committed, nor will Lessor in the future commit, any act or acts that may encumber or cause an Encumbrance to be placed against the Premises; (iv) that Lessor has the full and exclusive right and power to lease the Premises to Lessee under the terms and provisions of this Agreement and to grant the rights granted to Lessee hereunder; (v) that the Premises are not subject to any agreements contrary to the provisions of this Agreement; (vi) Lessor will defend title to the Premises against all who may claim the same by, through, or under Lessor; (vii) that Lessor has not caused or allowed the generation, treatment, storage, or disposal of hazardous substances on the Premises, except as provided by law; (viii) the Lessor is a corporate body duly incorporated and organized and validly subsisting under the laws of its organizational jurisdiction; (ix) the Lessor has full power and authority to carry on its business and to enter into this Agreement; (x) neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which the Lessor is a party or any applicable law, rule or regulation; (xi) the execution and delivery of this Agreement do not violate or result in a breach of the laws of any jurisdiction applicable to the Lessor or pertaining thereto or of the Lessor's organizational documents; (xii) all corporate authorizations have been obtained for the execution and delivery of this Agreement and for the performance of the Lessor's obligations hereunder; (xiii) this Agreement constitutes a legal, valid and binding obligation of the Lessor enforceable against the Lessor in accordance with its terms subject to the usual qualifications with respect to bankruptcy and availability of equitable remedies being within the discretion of a court; (xiv) no proceedings are pending for and the Lessor is not aware of any basis for the institution of any proceedings leading to the dissolution or winding up of the Lessor or the placing of the Lessor into bankruptcy or subjecting the Lessor to any other laws governing the affairs of insolvent persons; (xv) there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or to the best of the Lessor's knowledge, threatened against or affecting the Lessor or that relates to or has an adverse effect on the Premises; (xvi) there is no person acting or purporting to act at the request of the Lessor who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein; (xvii) the Premises are in good standing pursuant to all applicable laws and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default thereunder; (xviii) the Lessor has not received notice and has no knowledge of any proposal to terminate or vary the terms of or rights attaching to the Premises from any court, government or other regulatory authority or of any challenge to the right, title or interest of the Lessor in the Premises; (xix) to the best of Lessor's knowledge no portion of the Premises lies within any protected area, rescued area, reserve, reservation or special lands as designated by any governmental authority having jurisdiction that would impair the development of a mining project on such land (xx) to the best of the knowledge of the Lessor, there has been no material spill, discharge, leak, emission, ejection, escape, dumping or any release or threatened release of any kind of any toxic or hazardous substance or waste (as defined by applicable law) from, on, in or under the Premises or into the environment, except releases permitted or otherwise authorized by such law; (xxi) all taxes, tariffs, licenses and charges with respect to the Premises have been paid in full as of the date hereof; (xxii) the Lessor has not received notice of the existence of condemnation, expropriation or similar proceedings affecting the Premises; and (xxiii) the Lessor has made available to Lessee all material information in its possession or under its control relating to the Premises. Lessor, after its own diligent inquiry, has no knowledge of the presence of hazardous substances on the Premises and that Lessor does not know of any use of the Premises to dispose of wastes or of any other violation of environmental laws concerning the use of the Premises. Lessor further warrants that, to its knowledge, there are no threatened or pending environmental enforcement actions against it, and no environmental liens against the Premises.

Further, insofar as the Premises includes unpatented mining claims, (1) the claims have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the state in which the Property is situated, the claim maintenance fee for the assessment year beginning September 1 prior to the effective date of this Agreement has been paid and appropriate record made thereof in compliance with applicable law, and there is no claim of adverse mineral rights affecting such claims; (2) insofar as the Premises includes rights, such rights are held in good standing and no default exists or has been asserted under any of the terms thereof and (3) with respect to the Premises as a whole, the possessory right and leasehold interest to the Premises of the Lessor is free and clear of all liens and encumbrances by and through the Lessors and no legal claims are pending or have been threatened against the interest of the Lessor in the Premises and that the Lessor is not aware of any facts that might otherwise provide a basis for a claim of failure of title or default.

b.

Title Defects, Defense, and Protection. At Lessee's cost, Lessee may cause a title search to be made covering all or any part of the Premises. Lessee shall be entitled to receive the abstracts and other evidences of title that may be in Lessor's possession. If, (i) in Lessee's opinion Lessor's title to all or any part of the Premises is defective or less than as represented in this Section 6, or (ii) Lessor's title is contested or questioned by any person or entity, and Lessor is unable or unwilling to promptly correct the alleged defects, Lessee shall have the right but not the obligation, to attempt to perfect or defend Lessor's title. Lessee shall not be liable to Lessor if Lessee is unsuccessful in, withdraws from, or discontinues title litigation or other curative work. Time being of the essence, if Lessee does attempt to perfect or defend Lessor's title, Lessor shall execute all documents and shall take such other actions as are reasonably necessary to assist Lessee in its efforts. Lessee shall conduct its title examination of the Premises during a six-month period beginning on the date of this Agreement, and if title is less than as represented in this Section 6, then the costs and expenses of perfecting or defending title shall be deductible by Lessee against subsequent payments to be made to Lessor but not thereafter. Any improvement or perfection of title to the Premises shall inure to the benefit of Lessee in the same manner and to the same extent as if such improvement or perfection has been made prior to the execution of this Agreement.

7.Additional Obligations of Lessee

a.

Compliance with Laws and Regulations. Lessee shall perform all of its operations on the Premises in a good and miner-like manner and in compliance with all applicable federal, state, and local laws and regulations including environmental protection, reclamation, and bonding. Lessee shall, at the conclusion of exploration and or mining operations, conduct such reclamation as required in connection with its operations by applicable federal, state and local law.

b.

Indemnification and Insurance. Lessee shall protect Lessor against any damages arising out of Lessee's operations on the Premises and shall indemnify Lessor against liability resulting from Lessee's operations on the Premises; provided, however, that Lessor or any agent acting on its behalf shall not have been a contributing cause to the event giving rise to any such damages. Lessee shall carry a $5,000,000 liability insurance policy protecting Lessor against damages arising out of Lessee's operations on the Premises.

c.Taxes and Assessments.

i.

Lessee hereby agrees to pay promptly before delinquency all taxes and assessments on Lessee's improvements, activities on, and products derived from, the Premises that may be assessed during the term of this Agreement. For greater certainty, Lessee shall pay the annual BLM and county claim maintenance fees. Nothing in this Section shall be construed to obligate Lessee to pay any tax that is based upon an assessment of improvements or fixtures made or placed on the Premises by Lessor. Lessee shall not be liable for any taxes levied or measured by income of Lessor or based upon payments made to Lessor by Lessee under this Agreement.

ii.

Lessee shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment, or equalization thereof, before it shall be required to pay such taxes or assessments. This Section 7c shall apply to any property owned or leased by Lessee upon which it stockpiles any mineral bearing material whether or not such material is exclusively taken from the Premises or commingled with materials from other properties.

d.

Right of Access to the Premises. Upon reasonable advance notice of not less than 24 hours, Lessee shall allow Lessor and representatives of Lessor, at their sole risk, access to the Premises for the purposes of viewing or inspecting Lessee's operations, at times which, in Lessee's discretion, do not unreasonably interfere with its operations. All such persons shall be required to comply with all applicable health safety and operational rules of Lessee. Lessor agrees to indemnify, protect, save, and hold harmless Lessee and its affiliates and their respective directors, partners, officers, employees, and agents from and against any and all losses, costs, damages, expenses, attorney's fees, claims, demands, liabilities, suits, and actions of every kind and character that may be imposed upon or incurred by Lessee and its affiliates and their respective directors, partners, officers, employees, and agents, arising directly or indirectly from Lessor's rights under this Section 7d, including in the case of Lessee's negligence, but excluding gross negligence or willful misconduct. Such indemnity shall survive termination of this Agreement.

8.Termination

a.

Termination by Lessor. If Lessee has not made the pre-production payments under Section 3 or the production royalties pursuant to the NSR Royalty or satisfied any lien obligations under Section 9, Lessor shall notify Lessee in writing setting out specifically the breach. If the alleged breach is not cured within thirty (30) days after written notice is given, or if Lessee has not within that time either commenced to cure the alleged breach and does not thereafter diligently complete such cure, or challenges the legitimacy of the allegation, Lessor may terminate this Agreement (and the NSR Royalty shall also be deemed to be terminated) by delivering to Lessee notice of such termination and after full payment of NSR Royalty payments due and payable at the time of such termination, if any. Termination of this Agreement shall be the sole remedy of Lessor. Neither the service of any notice nor the doing of any acts by Lessee aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that Lessee has failed to perform its said obligations under this Agreement or the NSR Royalty.

b.

Termination by Lessee. Lessee shall have the right to terminate this Agreement (and the NSR Royalty shall also be deemed to be terminated) at any time with respect to the Premises by giving written 30-days notice to Lessor. Upon such termination, all right, title, and interest of Lessee under this Agreement (and the NSR Royalty) shall terminate with respect to the Premises. Lessee shall be relieved of all further obligations set forth in this Agreement (and the NSR Royalty) except those obligations, if any, which this Agreement explicitly states, and which have accrued prior to such termination, which continuing obligations shall include any reclamation required by applicable law arising from Lessee's operations and payment in full of any Pre-Production and/or NSR Royalty payments due and payable at the time of such termination. Any taxes, assessments, and governmental charges shall be prorated as of the termination date. Notwithstanding anything in this Section 8, if Lessee:

i.	submits a termination notice after June 1st of any year, Lessee shall pay the annual BLM claim maintenance fee due on or before noon September l st of that year.
c.

Release. Upon termination of this Agreement by Lessee, the Premises shall be returned to Lessor and a release, in recordable form, satisfactory to Lessor, will be executed by Lessee for the benefit of Lessor, disclaiming Lessee's interest in the Premises.

d.

Return Free and Clear. Upon termination of this Agreement, the Premises will be returned to Lessor free and clear of any liabilities, including environmental liabilities resulting from work done by Lessee.

9.

Liens. If Lessor fails to promptly pay, when due, taxes, mortgages, or other liens levied against the Premises and payable by Lessor, Lessee shall have the right (but shall not be obligated) to pay such past due amounts and, if Lessee does so, Lessee shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Lessee for all such payments and for all related costs and expenses paid or incurred by Lessee (including, without limitation, related attorneys' fees) within three months after the same are paid or incurred by Lessee. Any such payments may be deducted against any payments due Lessor under this Agreement. The provisions of this Section 9 shall survive any termination or expiration of this Agreement.

10.

Force Majeure. The failure to perform or to comply with any of the covenants or conditions contained in this Agreement, either expressed or implied, on the part of Lessee shall not be a ground for cancellation or termination or forfeiture of this Agreement, and Lessee shall not be liable for failure to perform its obligations during any period in which performance is prevented, in whole or part, by causes herein termed "force majeure". For purposes of this Agreement, the term "force majeure" shall include labor disputes (and Lessee shall not be obligated to settle the same); acts of God; actions of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes, and drought; laws, rules, regulations, orders, directives, and requests of governmental bodies or agencies; delay, failure, or inability of suppliers or transporters of materials, parts, supplies, services, or equipment; contractor or subcontractor shortage of labor, transportation, materials, machinery, equipment, supplies, utilities, or services; accidents; breakdown of equipment, machinery, or facilities; judgments or orders of any court; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits, or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present, or future violation of federal, state, or local environmental standard; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; significant reduction in the price of mineral products; or any other cause whatsoever beyond the control of Lessee, whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Lessee is prevented from engaging in development, mining, or processing operations by any such cause, the time of such delay or interruption shall not be counted against the term hereof, anything in this Agreement to the contrary notwithstanding, and this Agreement shall be extended while and so long as Lessee is prevented from conducting such operations. If Lessee desires to invoke the provisions of this Section 10, Lessee shall give notice of the commencement of the circumstances giving rise to such force majeure. The time for discharging Lessee's obligations with respect to the prevented performance shall be extended for the period of force majeure. The declaration of a condition of force majeure shall not excuse or delay the pre-production payments under Section 3, the payment of the annual BLM and County claim maintenance fees.

11.Notices. Any required notice, payment, or other communication contemplated by this Agreement shall be in writing and shall be effective (i) when personally delivered at the below address; (ii) when delivered by electronic communication at Lessor's facsimile number or email address described below or at such other facsimile number as Lessor may designate in writing provided that such electronic communication is followed by a delivery by mail or by personal service to the below address; or (iii) when deposited in the United States mail, postage prepaid and registered or certified, with return receipt requested, and addressed to Lessor at the below address:

If to Lessor: If to Lessee:

Frank L. Hillemeyer

Bull Mountain Resources, LLC

3349 S. Stallion Drive

Kingman, AZ

USA 86401

Phone: +1-928-757-3660

Email: bhillemeyer@gmail.com

Dennis Higgs

Austin American Corporation

9th Floor, 1021 W Hastings Street

Vancouver, BC

CANADA V6E 0C3

Phone: +1-604-644-6579

Email: dennisAsenategroup.com

Either Lessor or Lessee may change its mailing address for future notices by providing written notice to that effect to the other parties in the manner provided above.

12.Confidentiality. Lessor shall not, without the express written consent of Lessee, disclose any information concerning the terms of this Agreement or operations conducted under this Agreement, nor issue any press releases concerning the operations. If Lessor contemplates selling or assigning its interest, it shall have the right to disclose such information to a potential purchaser if it first obtains an agreement in writing from such third party, satisfactory to Lessee, providing that the third party shall hold confidential the information furnished to it. The obligation herein shall not apply to information that is in the public domain through no fault of the Lessor or which is required to be disclosed by applicable law.

13.Assignments and Transfers of Interest

a.

By Lessor. Lessor shall not have the right to sell, assign, encumber or otherwise dispose of any or all of its interest in the Premises or in this Agreement without the written consent of the Lessee, which consent may not be unreasonably withheld. In the event of consent for any such transfer:

i.	Any transfer by Lessor shall be subject to this Agreement and to all rights of Lessee, its successors and assigns, under this Agreement in and to the Premises and the transferee shall, as a condition of transfer, agree to accept the same in a writing reasonably satisfactory to Lessee upon the transfer.

iii.	No change or division in ownership of the Premises, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee under this Agreement.
iii.

No change or division in the ownership of the Premises shall be binding upon Lessee for any purpose until the person acquiring any interest has furnished Lessee with the instrument or instruments constituting the claim of title from the original seller.

b.

By Lessee. Lessee shall not assign its rights under this Agreement without the written consent of the Lessor, which consent shall not be unreasonably withheld. Lessor may withhold consent if the proposed transferee does not provide proof of financial capacity sufficient to satisfy any environmental obligations that may have been created or discovered on the Premises.

c.

Financing. Lessee shall have the right to mortgage, assign, or otherwise encumber its interest in the Premises, for the purposes of development. Absent the consent of Lessor, which consent shall not be unreasonably withheld, the encumbrances will be limited to the interests held by Lessee only and shall not include the interests held by the Lessor.

14.

No Express or Implied Covenants. Nothing in this Agreement shall impose any obligations or covenants upon Lessee, express or implied, to conduct any exploration, development, or mining operations upon the Premises other than as set out in Section 3, it being the intent of the parties that Lessee shall have the sole discretion to determine the economic feasibility, time, method, manner, and rate of conducting any such operations, except as otherwise required by this Agreement.

15.	Miscellaneous
a.

Rule Against Perpetuities. As to any provision in this Agreement, the parties do not intend that there shall be any violation of the Rule Against Perpetuities or any related Rule. If any violation should inadvertently occur, it is the wish of the parties that the appropriate court reform such provision so as to approximate most closely the intent of the parties within the limits permissible under such Rule.

b.	Governing Law. This Agreement shall be construed, interpreted, and governed by the laws of the State of Oregon.
c.	Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, and assigns.
d.

Memorandum. Lessee and Lessor shall execute a Memorandum of this Agreement in a recordable form sufficient under the laws of the State where the Properties are located, to give notice to third parties of the rights granted hereunder. Lessee shall have the right to record such Memorandum at any time.

e.

Counterparts. This Agreement may be executed electronically and in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute but one and the same instrument.

f

Entire Agreement. This Agreement and its Exhibits, all of which are incorporated herein by reference, constitute the sole and entire agreement of the parties with respect to the subject matter herein and all previous agreements between the parties concerning the Premises being expressly rescinded. No modification or alteration of this Agreement shall be effective unless in writing and executed by the parties.

IN WITNESS WHEREOF', Lessor and Lessee have executed this Agreement effective as of the date first above set forth.

BULL MOUNTAIN RESOURCES, LLC		AUSTIN AMERICAN CORPORATION

By:	/s/ Nicholas G. Hillemeyer	By:	/s/ Dennis Higgs

Name:	Nicholas G. Hillemeyer	Name:	Dennis Higgs

Title:	Manager	Title:	Treasurer

ACKNOWLEDGEM EATS

STATE OF UTAH	)
SS.
COUNTY OF WASHINGTON	)

Tbis Mineral Lease and Option Agreement was acknowledged before me on May        , 2022 by Nicholas G. Hillemeyer as Manager of Bull Mountain Resources, LLC.

/s/ Melinda Fay Lacour
Notary Public

My Commission Expires	April 19,2026

PROVINCE OF BRITISH COLUMBIA	)
SS,
COUNTY OF VANCOUVER	)

This Mineral Lease and Option Agreement was acknowledged before me on May 17, 2022 by Dennis Higgs as Treasurer of Austin American Corporation.

/s/ Malti Dhir Lotfali
Notary Public

My Commission Expires	Non - Expiring

EXHIBIT A

Unpatented "SM" Lode Mining Claims

Attached to and made a part of that certain Mineral Lease and Option Agreement, dated May 16, 2022 between Bull Mountain Resources, LLC and Austin American Corporation.

The following 261 Unpatented "SM" Lode Mining Claims located in Malheur County, Oregon, which are further described as follows:

Claim Name	County	State	Serial No.	Lead File	County Doc. #	Ownership
SM 1	Malheur	OR	ORMC172985	ORMC172985	2016-3523	Bull Mountain Resources LLC
SM 2	Malheur	OR	ORMC172986	ORMC172985	2016-3524	Bull Mountain Resources LLC
SM 3	Malheur	OR	ORMC172987	ORMC172985	2016-3525	Bull Mountain Resources LLC
SM 4	Malheur	OR	ORMC172988	ORMC172985	2016-3526	Bull Mountain Resources LLC
SM 5	Malheur	OR	ORMC172989	ORMC172985	2016-3527	Bull Mountain Resources LLC
SM 6	Malheur	OR	ORMC172990	ORMC172985	2016-3528	Bull Mountain Resources LLC
SM 7	Malheur	OR	ORMC172991	ORMC172985	2016-3529	Bull Mountain Resources LLC
SM 8	Malheur	OR	ORMC172992	ORMC172985	2016-3530	Bull Mountain Resources LLC
SM 9	Malheur	OR	ORMC172993	ORMC172985	2016-3531	Bull Mountain Resources LLC
SM 10	Malheur	OR	ORMC172994	ORMC172985	2016-3532	Bull Mountain Resources LLC
SM 11	Malheur	OR	ORMC172995	ORMC172985	2016-3533	Bull Mountain Resources LLC
SM 12	Malheur	OR	ORMC172996	ORMC172985	2016-3534	Bull Mountain Resources LLC
SM 13	Malheur	OR	ORMC172997	ORMC172985	2016-3535	Bull Mountain Resources LLC
SM 14	Malheur	OR	ORMC172998	ORMC172985	2016-3536	Bull Mountain Resources LLC
SM 15	Malheur	OR	ORMC172999	ORMC172985	2016-3537	Bull Mountain Resources LLC
SM 16	Malheur	OR	ORMC173000	ORMC172985	2016-3538	Bull Mountain Resources LLC
SM 17	Malheur	OR	ORMC173001	ORMC172985	2016-3539	Bull Mountain Resources LLC
SM 18	Malheur	OR	ORMC173002	ORMC172985	2016-3540	Bull Mountain Resources LLC
SM 19	Malheur	OR	ORMC173003	ORMC172985	2016-3541	Bull Mountain Resources LLC
SM 20	Malheur	OR	ORMC173004	ORMC172985	2016-3542	Bull Mountain Resources LLC
SM 21	Malheur	OR	ORMC173005	ORMC172985	2016-3543	Bull Mountain Resources LLC
SM 22	Malheur	OR	ORMC173006	ORMC172985	2016-3544	Bull Mountain Resources LLC
SM 23	Malheur	OR	ORMC173007	ORMC172985	2016-3545	Bull Mountain Resources LLC
SM 24	Malheur	OR	ORMC173008	ORMC172985	2016-3546	Bull Mountain Resources LLC
SM 25	Malheur	OR	ORMC173009	ORMC172985	2016-3547	Bull Mountain Resources LLC
SM 26	Malheur	OR	ORMC173010	ORMC172985	2016-3548	Bull Mountain Resources LLC
SM 27	Malheur	OR	ORMC173011	ORMC172985	2016-3549	Bull Mountain Resources LLC
SM 28	Malheur	OR	ORMC173012	ORMC172985	2016-3550	Bull Mountain Resources LLC
SM 29	Malheur	OR	ORMC173013	ORMC172985	2016-3551	Bull Mountain Resources LLC
SM 30	Malheur	OR	ORMC173014	ORMC172985	2016-3552	Bull Mountain Resources LLC
SM 31	Malheur	OR	ORMC173015	ORMC172985	2016-3553	Bull Mountain Resources LLC
SM 32	Malheur	OR	ORMC173016	ORMC172985	2016-3554	Bull Mountain Resources LLC

SM 33	Malheur	OR	ORMC173017	ORMC172985	2016-3555	Bull Mountain Resources LLC
SM 34	Malheur	OR	ORMC173018	ORMC172985	2016-3556	Bull Mountain Resources LLC
SM 35	Malheur	OR	ORMC173019	ORMC172985	2016-3557	Bull Mountain Resources LLC
SM 36	Malheur	OR	ORMC 173020	ORMC172985	2016-3558	Bull Mountain Resources LLC
SM 38	Malheur	OR	ORMC173022	ORMC172985	2016-3560	Bull Mountain Resources LLC
SM 39	Malheur	OR	ORMC173023	ORMC172985	2016-3561	Bull Mountain Resources LLC
SM 40	Malheur	OR	ORMC 173024	ORMC172985	2016-3562	Bull Mountain Resources LLC
SM 41	Malheur	OR	ORMC 173025	ORMC172985	2016-3563	Bull Mountain Resources LLC
SM 42	Malheur	OR	ORMC173026	ORMC172985	2016-3564	Bull Mountain Resources LLC
SM 43	Malheur	OR	ORMC173027	ORMC172985	2016-3565	Bull Mountain Resources LLC
SM 44	Malheur	OR	ORMC173028	ORMC172985	2016-3566	Bull Mountain Resources LLC
SM 45	Malheur	OR	ORMC 173029	ORMC172985	2016-3567	Bull Mountain Resources LLC
SM 46	Malheur	OR	ORMC173030	ORMC172985	2016-3568	Bull Mountain Resources LLC
SM 47	Malheur	OR	ORMC173031	ORMC172985	2016-3569	Bull Mountain Resources LLC
SM 48	Malheur	OR	ORMC 173032	ORMC172985	2016-3570	Bull Mountain Resources LLC
SM 49	Malheur	OR	ORMC173033	ORMC172985	2016-3571	Bull Mountain Resources LLC
SM 50	Malheur	OR	ORMC173034	ORMC172985	2016-3572	Bull Mountain Resources LLC
SM 51	Malheur	OR	ORMC173035	ORMC172985	2016-3573	Bull Mountain Resources LLC
SM 52	Malheur	OR	ORMC 173036	ORMC172985	2016-3574	Bull Mountain Resources LLC
SM 53	Malheur	OR	ORMC173037	ORMC172985	2016-3575	Bull Mountain Resources LLC
SM 54	Malheur	OR	ORMC173038	ORMC172985	2016-3576	Bull Mountain Resources LLC
SM 55	Malheur	OR	ORMC173039	ORMC172985	2016-3577	Bull Mountain Resources LLC
SM 56	Malheur	OR	ORMC 173040	ORMC 172985	2016-3578	Bull Mountain Resources LLC
SM 57	Malheur	OR	ORMC173041	ORMC172985	2016-3579	Bull Mountain Resources LLC
SM 58	Malheur	OR	ORMC173042	ORMC172985	2016-3580	Bull Mountain Resources LLC
SM 61	Malheur	OR	ORMC173045	ORMC172985	2016-3583	Bull Mountain Resources LLC
SM 62	Malheur	OR	ORMC 173046	ORMC172985	2016-3584	Bull Mountain Resources LLC
SM 63	Malheur	OR	ORMC173047	ORMC 172985	2016-3585	Bull Mountain Resources LLC
SM 64	Malheur	OR	ORMC173048	ORMC172985	2016-3586	Bull Mountain Resources LLC
SM 65	Malheur	OR	ORMC 173049	ORMC172985	2016-3587	Bull Mountain Resources LLC
SM 66	Malheur	OR	ORMC173050	ORMC172985	2016-3588	Bull Mountain Resources LLC
SM 67	Malheur	OR	ORMC173051	ORMC172985	2016-3589	Bull Mountain Resources LLC
SM 68	Malheur	OR	ORMC 173052	ORMC172985	2016-3590	Bull Mountain Resources LLC
SM 69	Malheur	OR	ORMC 173053	ORMC172985	2016-3591	Bull Mountain Resources LLC
SM 70	Malheur	OR	ORMC173054	ORMC172985	2016-3592	Bull Mountain Resources LLC
SM 71	Malheur	OR	ORMC173055	ORMC172985	2016-3593	Bull Mountain Resources LLC
SM 72	Malheur	OR	ORMC 173056	ORMC172985	2016-3594	Bull Mountain Resources LLC
SM 73	Malheur	OR	ORMC173057	ORMC172985	2016-3595	Bull Mountain Resources LLC
SM 74	Malheur	OR	ORMC173058	ORMC172985	2016-3596	Bull Mountain Resources LLC
SM 75	Malheur	OR	ORMC173059	ORMC 172985	2016-3597	Bull Mountain Resources LLC
SM 76	Malheur	OR	ORMC 173060	ORMC172985	2016-3598	Bull Mountain Resources LLC

SM 77	Malheur	OR	ORMC 173061	ORMC172985	2016-3599	Bull Mountain Resources LLC
SM 78	Malheur	OR	ORMC 173062	ORMC 172985	2016-3600	Bull Mountain Resources LLC
SM 79	Malheur	OR	ORMC173063	ORMC172985	2016-3601	Bull Mountain Resources LLC
SM 80	Malheur	OR	ORMC173064	ORMC 172985	2016-3602	Bull Mountain Resources LLC
SM 81	Malheur	OR	ORMC173065	ORMC172985	2016-3603	Bull Mountain Resources LLC
SM 85	Malheur	OR	ORMC173069	ORMC172985	2016-3607	Bull Mountain Resources LLC
SM 86	Malheur	OR	ORMC173070	ORMC172985	2016-3608	Bull Mountain Resources LLC
SM 87	Malheur	OR	ORMC 173071	ORMC172985	2016-3609	Bull Mountain Resources LLC
SM 88	Malheur	OR	ORMC173072	ORMC172985	2016-3610	Bull Mountain Resources LLC
SM 89	Malheur	OR	ORMC 173073	ORMC172985	2016-3611	Bull Mountain Resources LLC
SM 90	Malheur	OR	ORMC 173074	ORMC 172985	2016-3612	Bull Mountain Resources LLC
SM 91	Malheur	OR	ORMC 173075	ORMC172985	2016-3613	Bull Mountain Resources LLC
SM 92	Malheur	OR	ORMC 173076	ORMC172985	2016-3614	Bull Mountain Resources LLC
SM 93	Malheur	OR	ORMC 173077	ORMC172985	2016-3615	Bull Mountain Resources LLC
SM 94	Malheur	OR	ORMC173078	ORMC172985	2016-3616	Bull Mountain Resources LLC
SM 95	Malheur	OR	ORMC 173079	ORMC172985	2016-3617	Bull Mountain Resources LLC
SM 96	Malheur	OR	ORMC173080	ORMC172985	2016-3618	Bull Mountain Resources LLC
SM 97	Malheur	OR	ORMC 173081	ORMC172985	2016-3619	Bull Mountain Resources LLC
SM 98	Malheur	OR	ORMC 173082	ORMC172985	2016-3620	Bull Mountain Resources LLC
SM 99	Malheur	OR	ORMC173083	ORMC172985	2016-3621	Bull Mountain Resources LLC
SM 100	Malheur	OR	ORMC 173084	ORMC172985	2016-3622	Bull Mountain Resources LLC
SM 101	Malheur	OR	ORMC 173085	ORMC172985	2016-3623	Bull Mountain Resources LLC
SM 102	Malheur	OR	ORMC 173086	ORMC172985	2016-3624	Bull Mountain Resources LLC
SM 103	Malheur	OR	ORMC173087	ORMC172985	2016-3625	Bull Mountain Resources LLC
SM 104	Malheur	OR	ORMC173088	ORMC172985	2016-3626	Bull Mountain Resources LLC
SM 105	Malheur	OR	ORMC173089	ORMC172985	2016-3627	Bull Mountain Resources LLC
SM 106	Malheur	OR	ORMC173090	ORMC172985	2016-3628	Bull Mountain Resources LLC
SM 109	Malheur	OR	ORMC173093	ORMC172985	2016-3631	Bull Mountain Resources LLC
SM 110	Malheur	OR	ORMC173094	ORMC172985	2016-3632	Bull Mountain Resources LLC
SM 111	Malheur	OR	ORMC173095	ORMC172985	2016-3633	Bull Mountain Resources LLC
SM 112	Malheur	OR	ORMC173096	ORMC172985	2016-3634	Bull Mountain Resources LLC
SM 113	Malheur	OR	ORMC 173097	ORMC172985	2016-3635	Bull Mountain Resources LLC
SM 114	Malheur	OR	ORMC 173098	ORMC172985	2016-3636	Bull Mountain Resources LLC
SM 115	Malheur	OR	ORMC173099	ORMC172985	2016-3637	Bull Mountain Resources LLC
SM 116	Malheur	OR	ORMC173100	ORMC172985	2016-3638	Bull Mountain Resources LLC
SM 117	Malheur	OR	ORMC173101	ORMC172985	2016-3639	Bull Mountain Resources LLC
SM 118	Malheur	OR	ORMC173102	ORMC172985	2016-3640	Bull Mountain Resources LLC
SM 119	Malheur	OR	ORMC173103	ORMC172985	2016-3641	Bull Mountain Resources LLC
SM 120	Malheur	OR	ORMC173104	ORMC172985	2016-3642	Bull Mountain Resources LLC
SM 121	Malheur	OR	ORMC 173105	ORMC172985	2016-3643	Bull Mountain Resources LLC
SM 122	Malheur	OR	ORMC173106	ORMC 172985	2016-3644	Bull Mountain Resources LLC

SM 123	Malheur	OR	ORMC173107	ORMC172985	2016-3645	Bull Mountain Resources LLC
SM 124	Malheur	OR	ORMC173108	ORMC172985	2016-3646	Bull Mountain Resources LLC
SM 125	Malheur	OR	ORMC173109	ORMC172985	2016-3647	Bull Mountain Resources LLC
SM 126	Malheur	OR	ORMC173110	ORMC172985	2016-3648	Bull Mountain Resources LLC
SM 127	Malheur	OR	ORMC 173111	ORMC172985	2016-3649	Bull Mountain Resources LLC
SM 128	Malheur	OR	ORMC173112	ORMC172985	2016-3650	Bull Mountain Resources LLC
SM 129	Malheur	OR	ORMC173113	ORMC 172985	2016-3651	Bull Mountain Resources LLC
SM 130	Malheur	OR	ORMC173114	ORMC172985	2016-3652	Bull Mountain Resources LLC
SM 131	Malheur	OR	ORMC 173115	ORMC172985	2016-3653	Bull Mountain Resources LLC
SM 132	Malheur	OR	ORMC173116	ORMC172985	2016-3654	Bull Mountain Resources LLC
SM 134	Malheur	OR	ORMC173118	ORMC172985	2016-3656	Bull Mountain Resources LLC
SM 138	Malheur	OR	ORMC 173122	ORMC172985	2016-3660	Bull Mountain Resources LLC
SM 139	Malheur	OR	ORMC 173123	ORMC172985	2016-3661	Bull Mountain Resources LLC
SM 142	Malheur	OR	ORMC173126	ORMC172985	2016-3664	Bull Mountain Resources LLC
SM 143	Malheur	OR	ORMC173127	ORMC172985	2016-3665	Bull Mountain Resources LLC
SM 144	Malheur	OR	ORMC173128	ORMC172985	2016-3666	Bull Mountain Resources LLC
SM 145	Malheur	OR	ORMC173129	ORMC172985	2016-3667	Bull Mountain Resources LLC
SM 146	Malheur	OR	ORMC173130	ORMC172985	2016-3668	Bull Mountain Resources LLC
SM 147	Malheur	OR	ORMC173131	ORMC172985	2016-3669	Bull Mountain Resources LLC
SM 148	Malheur	OR	ORMC 173132	ORMC172985	2016-3670	Bull Mountain Resources LLC
SM 149	Malheur	OR	ORMC173133	ORMC172985	2016-3671	Bull Mountain Resources LLC
SM 150	Malheur	OR	ORMC 173134	ORMC172985	2016-3672	Bull Mountain Resources LLC
SM 151	Malheur	OR	ORMC173135	ORMC172985	2016-3673	Bull Mountain Resources LLC
SM 152	Malheur	OR	ORMC173136	ORMC172985	2016-3674	Bull Mountain Resources LLC
SM 153	Malheur	OR	ORMC173137	ORMC172985	2016-3675	Bull Mountain Resources LLC
SM 154	Malheur	OR	ORMC173138	ORMC172985	2016-3676	Bull Mountain Resources LLC
SM 155	Malheur	OR	ORMC173139	ORMC172985	2016-3677	Bull Mountain Resources LLC
SM 156	Malheur	OR	ORMC173140	ORMC172985	2016-3678	Bull Mountain Resources LLC
SM 157	Malheur	OR	ORMC173141	ORMC172985	2016-3679	Bull Mountain Resources LLC
SM 158	Malheur	OR	ORMC173142	ORMC172985	2016-3680	Bull Mountain Resources LLC
SM 159	Malheur	OR	ORMC173143	ORMC172985	2016-3681	Bull Mountain Resources LLC
SM 160	Malheur	OR	ORMC173144	ORMC172985	2016-3682	Bull Mountain Resources LLC
SM 164	Malheur	OR	ORMC 173148	ORMC172985	2016-3686	Bull Mountain Resources LLC
SM 165	Malheur	OR	ORMC173149	ORMC172985	2016-3687	Bull Mountain Resources LLC
SM 166	Malheur	OR	ORMC173150	ORMC172985	2016-3688	Bull Mountain Resources LLC
SM 167	Malheur	OR	ORMC173151	ORMC172985	2016-3689	Bull Mountain Resources LLC
SM 168	Malheur	OR	ORMC173152	ORMC 172985	2016-3690	Bull Mountain Resources LLC
SM 169	Malheur	OR	ORMC173153	ORMC172985	2016-3691	Bull Mountain Resources LLC
SM 170	Malheur	OR	ORMC173154	ORMC172985	2016-3692	Bull Mountain Resources LLC
SM 171	Malheur	OR	ORMC173155	ORMC172985	2016-3693	Bull Mountain Resources LLC
SM 172	Malheur	OR	ORMC173156	ORMC 172985	2016-3694	Bull Mountain Resources LLC

SM 173	Malheur	OR	ORMC173157	ORMC172985	2016-3695	Bull Mountain Resources LLC
SM 174	Malheur	OR	ORMC173158	ORMC172985	2016-3696	Bull Mountain Resources LLC
SM 175	Malheur	OR	ORMC173159	ORMC172985	2016-3697	Bull Mountain Resources LLC
SM 176	Malheur	OR	ORMC173160	ORMC172985	2016-3698	Bull Mountain Resources LLC
SM 177	Malheur	OR	ORMC173161	ORMC172985	2016-3699	Bull Mountain Resources LLC
SM 178	Malheur	OR	ORMC173162	ORMC172985	2016-3700	Bull Mountain Resources LLC
SM 179	Malheur	OR	ORMC173163	ORMC172985	2016-3701	Bull Mountain Resources LLC
SM 180	Malheur	OR	ORMC173164	ORMC 172985	2016-3702	Bull Mountain Resources LLC
SM 181	Malheur	OR	ORMC173165	ORMC172985	2016-3703	Bull Mountain Resources LLC
SM 182	Malheur	OR	ORMC173166	ORMC172985	2016-3704	Bull Mountain Resources LLC
SM 183	Malheur	OR	ORMC173167	ORMC172985	2016-3705	Bull Mountain Resources LLC
SM 184	Malheur	OR	ORMC173168	ORMC172985	2016-3706	Bull Mountain Resources LLC
SM 185	Malheur	OR	ORMC173169	ORMC172985	2016-3707	Bull Mountain Resources LLC
SM 186	Malheur	OR	ORMC173170	ORMC172985	2016-3708	Bull Mountain Resources LLC
SM 187	Malheur	OR	ORMC173171	ORMC172985	2016-3709	Bull Mountain Resources LLC
SM 188	Malheur	OR	ORMC173172	ORMC172985	2016-3710	Bull Mountain Resources LLC
SM 189	Malheur	OR	ORMC173173	ORMC172985	2016-3711	Bull Mountain Resources LLC
SM 190	Malheur	OR	ORMC173174	ORMC172985	2016-3712	Bull Mountain Resources LLC
SM 191	Malheur	OR	ORMC173175	ORMC172985	2016-3713	Bull Mountain Resources LLC
SM 192	Malheur	OR	ORMC173176	ORMC172985	2016-3714	Bull Mountain Resources LLC
SM 193	Malheur	OR	ORMC173177	ORMC172985	2016-3715	Bull Mountain Resources LLC
SM 194	Malheur	OR	ORMC173178	ORMC172985	2016-3716	Bull Mountain Resources LLC
SM 195	Malheur	OR	ORMC173179	ORMC172985	2016-3717	Bull Mountain Resources LLC
SM 196	Malheur	OR	ORMC173180	ORMC172985	2016-3718	Bull Mountain Resources LLC
SM 197	Malheur	OR	ORMC173181	ORMC172985	2016-3719	Bull Mountain Resources LLC
SM 198	Malheur	OR	ORMC173182	ORMC172985	2016-3720	Bull Mountain Resources LLC
SM 199	Malheur	OR	ORMC173183	ORMC172985	2016-3721	Bull Mountain Resources LLC
SM 200	Malheur	OR	ORMC173184	ORMC172985	2016-3722	Bull Mountain Resources LLC
SM 201	Malheur	OR	ORMC173185	ORMC172985	2016-3723	Bull Mountain Resources LLC
SM 202	Malheur	OR	ORMC173186	ORMC172985	2016-3724	Bull Mountain Resources LLC
SM 203	Malheur	OR	ORMC173187	ORMC172985	2016-3725	Bull Mountain Resources LLC
SM 208	Malheur	OR	ORMC173192	ORMC172985	2016-3730	Bull Mountain Resources LLC
SM 209	Malheur	OR	ORMC173193	ORMC172985	2016-3731	Bull Mountain Resources LLC
SM 210	Malheur	OR	ORMC173194	ORMC172985	2016-3732	Bull Mountain Resources LLC
SM 211	Malheur	OR	ORMC173195	ORMC172985	2016-3733	Bull Mountain Resources LLC
SM 212	Malheur	OR	ORMC173196	ORMC172985	2016-3734	Bull Mountain Resources LLC
SM 217	Malheur	OR	ORMC 173201	ORMC172985	2016-3739	Bull Mountain Resources LLC
SM 218	Malheur	OR	ORMC173202	ORMC172985	2016-3740	Bull Mountain Resources LLC
SM 219	Malheur	OR	ORMC 173203	ORMC172985	2016-3741	Bull Mountain Resources LLC
SM 220	Malheur	OR	ORMC 173204	ORMC172985	2016-3742	Bull Mountain Resources LLC
SM 221	Malheur	OR	ORMC173205	ORMC172985	2016-3743	Bull Mountain Resources LLC

SM 222	Malheur	OR	ORMC 173206	ORMC172985	2016-3744	Bull Mountain Resources LLC
SM 223	Malheur	OR	ORMC 173207	ORMC172985	2016-3745	Bull Mountain Resources LLC
SM 224	Malheur	OR	ORMC 173208	ORMC172985	2016-3746	Bull Mountain Resources LLC
SM 225	Malheur	OR	ORMC 173209	ORMC172985	2016-3747	Bull Mountain Resources LLC
SM 226	Malheur	OR	ORMC173210	ORMC172985	2016-3748	Bull Mountain Resources LLC
SM 227	Malheur	OR	ORMC 173211	ORMC172985	2016-3749	Bull Mountain Resources LLC
SM 228	Malheur	OR	ORMC 173212	ORMC172985	2016-3750	Bull Mountain Resources LLC
SM 229	Malheur	OR	ORMC173213	ORMC172985	2016-3751	Bull Mountain Resources LLC
SM 230	Malheur	OR	ORMC173214	ORMC172985	2016-3752	Bull Mountain Resources LLC
SM 231	Malheur	OR	ORMC 173215	ORMC172985	2016-3753	Bull Mountain Resources LLC
SM 232	Malheur	OR	ORMC 173216	ORMC172985	2016-3754	Bull Mountain Resources LLC
SM 233	Malheur	OR	ORMC 173217	ORMC172985	2016-3755	Bull Mountain Resources LLC
SM 234	Malheur	OR	ORMC173218	ORMC172985	2016-3756	Bull Mountain Resources LLC
SM 235	Malheur	OR	ORMC 173219	ORMC172985	2016-3757	Bull Mountain Resources LLC
SM 236	Malheur	OR	ORMC 173220	ORMC172985	2016-3758	Bull Mountain Resources LLC
SM 237	Malheur	OR	ORMC173221	ORMC172985	2016-3759	Bull Mountain Resources LLC
SM 238	Malheur	OR	ORMC 173222	ORMC172985	2016-3760	Bull Mountain Resources LLC
SM 239	Malheur	OR	ORMC 173223	ORMC172985	2016-3761	Bull Mountain Resources LLC
SM 240	Malheur	OR	ORMC 173224	ORMC 172985	2016-3762	Bull Mountain Resources LLC
SM 241	Malheur	OR	ORMC 173225	ORMC172985	2016-3763	Bull Mountain Resources LLC
SM 242	Malheur	OR	ORMC 173226	ORMC172985	2016-3764	Bull Mountain Resources LLC
SM 243	Malheur	OR	ORMC173227	ORMC172985	2016-3765	Bull Mountain Resources LLC
SM 244	Malheur	OR	ORMC 173228	ORMC172985	2016-3766	Bull Mountain Resources LLC
SM 245	Malheur	OR	ORMC 173229	ORMC 172985	2016-3767	Bull Mountain Resources LLC
SM 246	Malheur	OR	ORMC173230	ORMC172985	2016-3768	Bull Mountain Resources LLC
SM 247	Malheur	OR	ORMC 173231	ORMC172985	2016-3769	Bull Mountain Resources LLC
SM 248	Malheur	OR	ORMC173232	ORMC172985	2016-3770	Bull Mountain Resources LLC
SM 249	Malheur	OR	ORMC 173233	ORMC172985	2016-3771	Bull Mountain Resources LLC
SM 250	Malheur	OR	ORMC 173234	ORMC172985	2016-3772	Bull Mountain Resources LLC
SM 251	Malheur	OR	ORMC 173235	ORMC172985	2016-3773	Bull Mountain Resources LLC
SM 252	Malheur	OR	ORMC173236	ORMC172985	2016-3774	Bull Mountain Resources LLC
SM 253	Malheur	OR	ORMC173237	ORMC172985	2016-3775	Bull Mountain Resources LLC
SM 254	Malheur	OR	ORMC 173238	ORMC172985	2016-3776	Bull Mountain Resources LLC
SM 255	Malheur	OR	ORMC 173239	ORMC172985	2016-3777	Bull Mountain Resources LLC
SM 256	Malheur	OR	ORMC 173240	ORMC172985	2016-3778	Bull Mountain Resources LLC
SM 257	Malheur	OR	ORMC 173241	ORMC172985	2016-3779	Bull Mountain Resources LLC
SM 258	Malheur	OR	ORMC 173242	ORMC172985	2016-3780	Bull Mountain Resources LLC
SM 259	Malheur	OR	ORMC 173243	ORMC172985	2016-3781	Bull Mountain Resources LLC
SM 260	Malheur	OR	ORMC 173244	ORMC172985	2016-3782	Bull Mountain Resources LLC
SM 261	Malheur	OR	ORMC 173245	ORMC172985	2016-3783	Bull Mountain Resources LLC
SM 262	Malheur	OR	ORMC 173246	ORMC172985	2016-3784	Bull Mountain Resources LLC

SM 263	Malheur	OR	ORMC 173247	ORMC172985	2016-3785	Bull Mountain Resources LLC
SM 264	Malheur	OR	ORMC 173248	ORMC172985	2016-3786	Bull Mountain Resources LLC
SM 265	Malheur	OR	ORMC173249	ORMC172985	2016-3787	Bull Mountain Resources LLC
SM 266	Malheur	OR	ORMC 173250	ORMC172985	2016-3788	Bull Mountain Resources LLC
SM 267	Malheur	OR	ORMC 173251	ORMC172985	2016-3789	Bull Mountain Resources LLC
SM 268	Malheur	OR	ORMC 173252	ORMC172985	2016-3790	Bull Mountain Resources LLC
SM 269	Malheur	OR	ORMC 173253	ORMC172985	2016-3791	Bull Mountain Resources LLC
SM 270	Malheur	OR	ORMC173254	ORMC172985	2016-3792	Bull Mountain Resources LLC
SM 271	Malheur	OR	ORMC173255	ORMC172985	2016-3793	Bull Mountain Resources LLC
SM 272	Malheur	OR	ORMC173256	ORMC172985	2016-3794	Bull Mountain Resources LLC
SM 273	Malheur	OR	ORMC 173257	ORMC172985	2016-3795	Bull Mountain Resources LLC
SM 274	Malheur	OR	ORMC 173258	ORMC172985	2016-3796	Bull Mountain Resources LLC
SM 278	Malheur	OR	ORMC173262	ORMC172985	2016-3800	Bull Mountain Resources LLC
SM 279	Malheur	OR	ORMC 173263	ORMC172985	2016-3801	Bull Mountain Resources LLC
SM 280	Malheur	OR	ORMC 173264	ORMC172985	2016-3802	Bull Mountain Resources LLC
SM 281	Malheur	OR	ORMC 173265	ORMC172985	2016-3803	Bull Mountain Resources LLC
SM 282	Malheur	OR	ORMC173266	ORMC172985	2016-3804	Bull Mountain Resources LLC
SM 283	Malheur	OR	ORMC173267	ORMC172985	2016-3805	Bull Mountain Resources LLC
SM 287	Malheur	OR	ORMC173271	ORMC172985	2016-3809	Bull Mountain Resources LLC
SM 288	Malheur	OR	ORMC 173272	ORMC172985	2016-3810	Bull Mountain Resources LLC
SM 289	Malheur	OR	ORMC 173273	ORMC172985	2016-3811	Bull Mountain Resources LLC
SM 290	Malheur	OR	ORMC 173274	ORMC172985	2016-3812	Bull Mountain Resources LLC
SM 291	Malheur	OR	ORMC 173275	ORMC172985	2016-3813	Bull Mountain Resources LLC
SM 292	Malheur	OR	ORMC173276	ORMC172985	2016-3814	Bull Mountain Resources LLC

EXHIBIT B

NSR Royalty

Attached to and made a part of that certain Mineral Lease and Option Agreement, dated May 16, 2022 between Bull Mountain Resources, LLC and Austin American Corporation.

NSR. "Net Smelter Returns" means amounts actually received by Austin American Corporation ("AAC" or "Lessor") from time to time from any mint, smelter, refinery or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value (collectively, "Mineral Product") produced from the Premises after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment to AAC:

(i)        smelting and refining charges; sampling charges and penalties; smelter assay costs and umpire assay costs; costs of transportation (including loading, freight, handling, security, transaction taxes, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of Mineral Product from the Premises to any mint, smelter, refinery or other purchaser; marketing costs; insurance on all such Mineral Product and the transport thereof; customs duties; severance, royalties, taxes measured by the value of production; and export and import taxes or tariffs payable in respect of said Mineral Product.

NSR Royalty. Upon commencement of commercial production from the Premises and during each calendar quarter in which AAC produces and sells Mineral Product in commercial quantities, AAC shall pay Bull Mountain Resources, LLC ("BMR" or "Lessor") the production royalties set out in Section 3 of the Mineral Lease Agreement between AAC and BMR.

Payment Timing. The NSR Royalty shall be paid on or before the 45th day after the last day of each AAC fiscal quarter in which AAC receives payment for sale of Mineral Product under the terms of this NSR Royalty. Each such payment shall be provisional and subject to adjustment as of the end of each AAC fiscal year.

Information to the Lessor. Each payment of NSR Royalty shall include sufficient documentation to permit the Lessor to determine the basis for the amount of the payment and the justification for all deductions.

Audit. Within thirty (30) days after the end of each calendar quarter in which proceeds from the sales of Mineral Product derived from the Premises are received, AAC shall deliver to BMR an unaudited statement of royalties to be paid to BMR during the calendar quarter and the calculation thereof. Within one hundred and twenty (120) days after the end of each fiscal year, AAC shall deliver to BMR an unaudited statement of royalties paid BMR during the fiscal year and the calculation thereof. All yearly statements shall be deemed true and correct sixty (60) days after presentation, unless within that period BMR delivers notice to AAC specifying with particularity the grounds for each exception. BMR shall be entitled at BMR's expense to an annual independent audit of the statement by a certified public accountant of recognized standing acceptable to AAC, but only if BMR delivers a demand for audit to AAC within sixty (60) days after presentation of the related fiscal statement.

Sampling and Commingling. AAC shall have the right to commingle ores from the Premises and materials from other properties, provided that AAC first informs BMR, in writing, of AAC's intention to commingle and delivers to BMR a detailed written description of AAC's commingling plan. BMR shall have thirty (30) days during which to review and comment on AAC's proposed commingling plan. In any and all events, all ores and Mineral Product shall be measured and sampled by AAC in accordance with sound mining and metallurgical practices for metal and mineral content and expected recoveries before commingling of any such ore or Mineral Product with materials from any other property. Representative samples of materials from the Premises intended to be commingled shall be retained by AAC, and assays of these samples shall be made before commingling to determine the metal content of each ore or Mineral Product. Detailed records shall be kept by AAC showing measurements, assays of metal content, gross metal content, and other appropriate content and penalty substances. From this information, AAC shall determine the amount of the NSR Royalty due and payable to BMR for minerals produced from the Premises commingled with minerals from other properties.

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EXHIBIT C

Area of Influence

Attached to and made a part of that certain Mineral Lease and Option Agreement, dated May 16, 2022 between Bull Mountain Resources, LLC and Austin American Corporation.

(AREA OF INFLUENCE MAP ON FOLLOWING PAGE)

** Intentionally Left Blank **